Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Third Amended and Restated Employment Agreement (the “Agreement”) is made and entered into as of the 15th day of July 2021, by and between Andina Gold Corp., a Nevada corporation (the “Company”), and Patricia Kovacevic (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company and Employee entered into an Employment Agreement (the “Original Agreement”) on April 14, 2020 and the parties amended and restated the Original Agreement on June 24, 2020 (“Amended Agreement 1”) and December 1, 2020 (Amended Agreement 2”) to amend the terms thereof, and

WHEREAS, the Company and the Employee desire to enter into this Agreement to amend the terms of the Amended Agreement 2, which Agreement shall be effective as of July 15, 2021 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.  EMPLOYMENT OF EMPLOYEE.

1.1  Duties and Status. The Company hereby engages and employs Employee as General Counsel & Corporate Secretary, and Employee accepts such employment, on the terms and subject to the conditions set forth in this Agreement. During his/her employment with the Company, Employee shall faithfully exercise such authority and perform such duties on behalf of the Company as are normally associated with his/her title and position, and Employee shall abide by all policies and procedures applicable to all other salaried employees of the Company. Employee’s position may be changed by the Company in its sole discretion, and if that occurs, Employee’s duties and authority will be changed as a result.

1.2  Time and Effort. During his/her employment, in consideration of the Company’s obligations under this Agreement, Employee agrees that he/she shall devote his/her entire working time, energy, skill, and best efforts to the performance of his/her duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company; provided, however, Employee may participate in charitable, civic, consulting and community activities so long as such service or participation does not conflict with, or adversely affect Employee’s performance of his/her duties under this Agreement and obligations as an office of the Company.

2.  COMPENSATION AND BENEFITS.

2.1  Base Salary. Employee’s salary shall be $242,000 from the Effective Date for the balance of 2021 on an annualized basis (the “Base Salary”), with an automatic increase, effective on each anniversary of the Effective Date, of 10% per annum each year over the prior year’s base salary during the term of this Agreement, subject to tax withholdings and upwards adjustment as provided below (the “Base Salary”), which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than monthly. The Employee’s Base Salary will be reviewed by the Employer’s Board of Directors not less frequently than annually, and may be further adjusted upward by the Employer, but in no case can be adjusted downward without the mutual agreement of the Parties.

2.2  One-time Stock Option Grant. The Employer agrees to grant to the Executive as of the Effective Date, an option agreement to acquire 1,000,000 (one million) shares of common stock at the market price of the Company stock as of close of market on the date hereof, which options shall vest as of the date hereof and shall be exercisable within ten (10) years from the date of this Agreement.

2.3  Bonus and Other Incentive Compensation. Employee shall be eligible to receive an annual bonus as determined in the discretion of the Compensation Committee of the Board of Directors pro rata for each full calendar year during which Employee is continuously employed by the Company. Employee shall also be eligible to participate in such other bonus, profit-sharing, incentive, equity compensation and performance award plans and programs, if any, as may from time to time be established by the Board of Directors, in all cases less all applicable withholdings and other required deductions.

2.4 Benefits. Employee shall be entitled to receive such employee benefits as the Company may provide from time to time to its salaried employees generally, all on the same terms and conditions as such employee benefits are made available to the Company’s salaried employees generally, including, without limitation, six (6) weeks’ paid vacation each calendar year, and paid personal days, together with leave for illness or temporary disability, in accordance with the policies of the Company in effect from time to time..

3.  Term. Subject to the provisions of Section 5, Employee’s employment under this Agreement shall be for a period of two (2) years, beginning on the Effective Date (the “Term”). After the Term, Employee’s employment may either continue on an “at-will” basis at the mutual consent of the parties, or on the basis of a new employment agreement; to wit, unless the Company and Employee enter into a new employment agreement on or before July 15, 2023 the Company or the Employee may terminate the employment relationship with or without cause and/or with or without notice only AFTER July 15, 2023.

4.  RESTRICTIVE COVENANTS, CONFIDENTIALITY, ETC.

4.1  Terms. Employee covenants and agrees that, during the period of his/her employment by the Company (for the purposes of this Section 4, the term “Company” shall be deemed to include the Company and any of its subsidiaries/affiliates at such applicable time), he/she will not, directly or indirectly:

(a)   solicit for employment any employee of the Company or otherwise encourage any such employee to sever his/her employment relationship with the Company;

(b)   solicit the business of any customer of the Company or otherwise encourage any customer of the Company to sever or curtail its relationship with the Company;

(c)   interfere with or induce or cause the termination or reduction of the business relationship between the Company and any supplier of goods or services to the Company; or

(d)   perform or engage in any business, or accept employment with (as a consultant or otherwise), or otherwise give assistance to, whether or not for compensation, any person, firm or corporation that provides goods or services that are competitive to those by the Company at such time or in development at such time.

In the event that any provision of this Section 4.1 is determined to be invalid or overbroad by any court or other entity of competent jurisdiction, to the extent permissible under the laws of Colorado, the provisions of this Section 4.1 shall be deemed to have been amended, and the parties shall execute all documents necessary to evidence such amendment, so as to eliminate or modify any such invalid or overbroad provision so as to carry out the intent of this Section 4.1 as far as possible and to render the terms of this Section 4.1 enforceable in all respects as so modified.

4.2  Confidential Information.

(a)   Except as specifically authorized by the Company in writing, from the date hereof and continuing forever, Employee agrees that he/she will not, directly or indirectly, (i) disclose any “Confidential Information” (as defined below) to any person or entity, or otherwise permit any person or entity to obtain or disclose any Confidential Information, or (ii) use any Confidential Information for Employee’s benefit, whether directly or on behalf of another person or entity. In the event that Employee is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Employee will notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 4.2. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Employee shall use his/her best efforts to obtain, at the request and expense of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate.

(b)   For purposes hereof, the term “Confidential Information” means any and all information and compilations of information, in whatever form or medium (including any copies thereof), relating to any part of the Company or its business, provided to Employee or to which Employee had access or which he/she obtained or compiled or had obtained or compiled on his/her behalf, which information or compilations of information are not a matter of public record, not generally known to the public or have not been previously disclosed to the public by third parties, including, without limitation: (i) financial information regarding the Company; (ii) internal plans, practices, and procedures of the Company; (iii) the identities, addresses, or requirements of the suppliers, customers or clients of the Company; (iv) any other information relating to the operations of the Company expressly deemed confidential by the Company; (v) personnel data, including compensation arrangements, relating to any employee of the Company; (vi) the terms and conditions of any agreements, documents, and instruments to which the Company is a party; and (vii) any trade secrets of the Company.

(c)   Nothing in this Agreement prohibits Employee from disclosing Confidential Information (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in connection with or response to, a complaint or other document filed in a proceeding, if such filing is made under seal. Moreover, if Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose Confidential Information to Employee’s attorney and use the Confidential Information in the proceeding if Employee files any document containing the Confidential Information under seal and does not disclose the Confidential Information except pursuant to court order.

4.3  Reasonable Restrictions. Employee acknowledges and confirms that the restrictions and covenants contained in this Section 4 are reasonably necessary to protect the good will, trade secrets, and legitimate interests of the Company, are not overbroad, overlong, or unfair (including in duration and scope), and are not the result of overreaching, duress, or coercion of any kind. Employee further acknowledges and confirms that Employee’s full, uninhibited, and faithful observance of each of the covenants contained in this Agreement will not cause any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair Employee’s ability to obtain employment commensurate with Employee’s abilities and on terms fully acceptable to Employee or otherwise to obtain income required for the comfortable support of Employee and Employee’s family and the satisfaction of the needs of Employee’s creditors. Employee acknowledges and confirms that the violation of these covenants and the disclosure of Confidential Information would cause the Company serious, irreparable injury or loss. Employee acknowledges and confirms that his/her special abilities and knowledge of the Company’s business, trade secrets, and Confidential Information are such that it would cause the Company serious, irreparable injury or loss if he/she were to use such abilities and knowledge to the benefit of a competitor or were to otherwise violate these covenants. Employee further acknowledges and confirms that the restrictions contained in this Agreement are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns, and that each such entity shall be deemed third-party beneficiaries of this Agreement such that each such entity has standing to sue to enforce the Agreement.

4.4  Legal and Equitable Remedies. Employee acknowledges and confirms that for any breach or threatened breach of any of the provisions of this Agreement, the Company shall be entitled to immediate injunctive relief and that a restraining order and/or an injunction may issue against Employee to prevent or restrain any such breach or threatened breach, in addition to any other rights or remedies at law the Company may have.

4.5  Company Property. All the Company’s property, equipment, funds, books, records, files, memoranda, reports, lists, drawings, plans, sketches, documents, computer files, trade secrets, Confidential Information, inventions, and other material (together with all copies thereof), which Employee shall use, prepare or come in contact with or possession of during the course of, or as a result of, Employee’s employment shall, as between the parties hereto, remain the sole property of the Company. Upon the termination of Employee’s employment or upon the prior request of the Company, Employee shall immediately return all such property or materials and thereafter shall not remove or cause to be removed such materials from the premises of the Company.

4.6  Intellectual Property Rights.

(a)   Employee acknowledges and confirms that the results and proceeds of Employee’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, track record, designs, developments, innovations, analyses, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, and source and object codes) and resulting from services performed while providing services hereunder to the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Employee, either alone or jointly with others, while providing services to the Company (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable, any of its subsidiaries) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner determined by the Company, without any further payment to Employee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its subsidiaries) under the immediately preceding sentence, then Employee hereby irrevocably assigns and shall assign any and all of Employee’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable, any of its subsidiaries/affiliates), and the Company or such subsidiaries/affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries/affiliates without any further payment to Employee whatsoever. As to any Invention that Employee is required to assign, Employee shall promptly and fully disclose to the Company all information known to Employee concerning such Invention.

(b)   Employee acknowledges and confirms that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall do any and all things reasonably requested to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Employee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Employee unconditionally and irrevocably waives the enforcement of such Proprietary Rights against the Company. This Section 4.6(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Employee providing services to the Company. Employee further acknowledges and confirms that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Employee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as may be reasonably requested for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees at the Company’s sole cost and expense. Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Employee’s employment.

(c)   Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

4.7  Survival of Restrictive Covenants and Confidentiality Provisions. Any provision of this Agreement to the contrary notwithstanding, if the employment of Employee is terminated for any reason either during the Term or thereafter, the provisions and covenants of this Section 4 shall nevertheless remain in full force and effect in accordance with their respective terms.

5.  TERMINATION.

5.1  Events of Termination.

(a)   During the Term, Employee’s employment may be terminated by the Employer on the following grounds:

(i)     upon the death of the Employee;

(ii)  upon the Disability (defined in Section 6.1) of the Employee immediately upon notice from either party to the other;

(iii)  For Cause (defined in Section 6.1) (following the expiration of any applicable notice period); and

(iv)   at the discretion of the Employer, other than For Cause.

(b)   During the Term, Employee may resign/terminate his/her employment for any or no reason (aka resignation) provided that the Employee gives the Employer at least thirty (30) days prior written notice of his/her resignation/termination of employment.

5.2  Effects of Termination. Effective upon the resignation/termination of Employee’s employment during the Term, the Employer will be obligated to pay the Employee (or, in the event of his/her death, his/her designated beneficiary as defined below) the compensation provided in this Section 5.2:

(a)   Termination by the Employer For Cause. If the Employer terminates Employee’s employment during the Term For Cause, the Employee will only be entitled to receive the “Accrued Obligations” (as defined below), but will not be entitled to any other compensation. All RSUs or other equity awards that are not vested on or before the date of such termination, shall terminate as of the date such termination from employment is effective.

(b)   Termination upon Disability. If Employee’s employment is terminated by the Employer during the Term as a result of the Employee’s Disability, in lieu of any payments due under this Agreement or any severance plan or program for employees or executives, Employee shall be entitled to receive (i) the Accrued Obligations, (ii) a continuation of his/her Base Salary for the balance of the Term, and (iii) Employee shall be given credit under all RSUs as if he/she remained employed by the Employer for the balance of the Term for the purpose of vesting thereunder. The Base Salary continuation benefit described in clause (ii) of the preceding sentence shall be paid in accordance with the Employer’s customary payroll practices then in effect. The proceeds of any disability insurance secured on behalf of the Employee by the Employer and received by the Employee shall be applied towards, and credited against, the Employer’s obligation to continue paying the Employee’s Base Salary as set forth above. If Employee or Employee’s eligible dependent(s) timely elect coverage pursuant to COBRA, Employer shall pay for COBRA coverage for the balance of the Term.

(c) Termination upon Death. If Employee’s employment is terminated during the Term because of the Employee’s death, the Employee’s estate shall be entitled to receive, in lieu of any payments due under this Agreement or any severance plan or program for employees or executives (i) the Accrued Obligations, (ii) a continuation of the Employee’s Base Salary for the balance of the Term and (iii) credit under all RSUs as if he/she remained employed by the Employer for the balance of the Term for the purpose of vesting thereunder. The Base Salary continuation benefit described in clause (ii) of the preceding sentence shall be paid in accordance with the Employer’s customary payroll practices then in effect. If Employee’s eligible dependent(s) timely elect coverage pursuant to COBRA, Employer shall pay for COBRA coverage for coverage for the balance of the Term.

(d) Termination by the Employee any or no reason (aka resignation) or Termination by the Employer Other than For Cause. If Employee’s employment is terminated during the Term by the Employee for any or no reason (aka resignation), or if Employee’s employment is terminated during the Term by the Employer other than For Cause, then the Employee shall be entitled to receive, in lieu of any other payments due under this Agreement or any severance plan or program for employees or executives (i) the Accrued Obligations, (ii) a continuation of the Employee’s Base Salary for the balance of the Term and (iii) Employee shall be given credit under all RSUs as if he/she remained employed by the Employer for the balance of the Term for the purpose of vesting thereunder. The Base Salary continuation benefits described in clause (ii) of the preceding sentence shall be paid in accordance with the Employer’s customary payroll practices, then in effect. If Employee or Employee’s eligible dependent(s) timely elect coverage pursuant to COBRA, the Employer shall pay for COBRA coverage for the balance of the Term.

(e) On the date of any resignation/termination of Employee’s employment, the Employee shall be deemed to have resign all positions for Employer, including as an officer of the Employer and/or its subsidiaries/affiliates.

6.  MISCELLANEOUS.

6.1  Definitions. For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 6:

(a)  “Accrued Obligations” means (i) any Base Salary that is earned but remains unpaid on the date of termination, (ii) vacation or paid time off that is accrued but unused on the date of termination, (iii) expenses that are reimbursable under the Employer’s expense reimbursement policy that remain unpaid on the date of termination, (iv) rights under vested RSUs as of the date of termination and (v) benefits and rights under the Employer’s employee benefit plans. The Accrued Obligations will be paid in accordance with the Employer’s customary payroll practices, expense reimbursement policy or the terms of the employee benefit plan, as applicable.

(b) “Disability” shall mean once the Employee is unable to perform the essential functions of the Employee’s duties with reasonable accommodation for 120 consecutive days, or 120 days during any twelve (12) month period. The Disability of the Employee will be determined by a medical doctor selected by written agreement of the Employer and the Employee upon the request of either party by written notice to the other. If the Employer and the Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will attempt to make a determination of disability. If these two doctors cannot agree, they will jointly select a third medical doctor who will determine whether the Employee has a disability. The determination of the third medical doctor(s) selected under this provision will be binding on both parties. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this provision, and the Employee hereby authorizes the disclosure and release to the Employer of such determination(s) and all supporting medical records. If the Employee is not legally competent, the Employee’s legal guardian or duly authorized attorney in fact will act in the Employee’s stead for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure, required under this provision.

(c)  “For Cause” shall mean: (a) the Employee’s material breach of this Agreement, not substantially cured within ten (10) days’ written notice of the breach to Employee; (b) a judicial finding in a civil context, or a conviction or entry of a guilty plea or plea of no contest in a criminal context, with respect to theft, fraud, or misappropriation (or attempted misappropriation) by Employee of any of the Employer’s funds or property; (c) controlled substance abuse, drug addiction or alcoholism which interferes with or materially affects the Employee’s job performance, provided that an interactive dialogue and reasonable accommodation process have first been undertaken and exhausted, consistent with the Americans with Disabilities Act (ADA); (d) gross negligence or wanton misconduct which materially and negatively affects the Employer, not substantially cured within ten (10) days’ written notice to Employee; (e) any violation of any express written directions or any reasonable written rule or regulation established by the Employer’s Board of Directors from time to time regarding the conduct of its business which negatively affects the Employer, and which is/are not substantially cured within ten (10) days’ written notice to Employee; or (f) a conviction or entry of a guilty plea or plea of no contest with respect to a felony or other crime involving moral turpitude for which imprisonment is a possible punishment.

6.2  Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by and interpreted and enforced in accordance with the laws Colorado, without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction. The parties hereto each hereby irrevocably submits to the exclusive jurisdiction of the the courts of Colorado (or, if subject matter jurisdiction in that court is not available, in any state court located within Denver, Colorado) over any dispute arising out of or relating to this Agreement. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described herein, and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 6.2.

6.3  Headings. The headings and captions set forth herein are for convenience of reference only and shall not affect the construction or interpretation hereof.

6.4  Successors and Assigns. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any of its successors or to any of its affiliates, including to any purchaser of the Company or of substantially all of the assets to which Employee’s employment relates, and that each such entity shall be deemed third-party beneficiaries of this Agreement such that each such entity has standing to sue to enforce the Agreement.

6.5  Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not specifically referred to or contained herein. This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof all of which prior agreements and understandings (if any), including, but not limited to, the Original Agreement and the Amended Agreement, are hereby terminated and of no further force and effect.

6.6  Execution of Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be delivered by electronic (including ..pdf format) or facsimile transmission of an originally executed copy.

6.7  Modification. No provision of this Agreement may be amended, changed, altered, modified, or waived except in writing signed by Employee and an authorized representative of the Company, which writing shall specifically reference this Agreement and the provision which the parties intend to waive or modify.

6.8  Severability. Each provision, clause, and/or part of this Agreement is intended to be severable from the other. Therefore, if any provision, clause, or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause, or part under other circumstances, shall not be affected thereby to the extent permissible pursuant to the laws of the Colorado.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ANDINA GOLD CORP.

By:	Philip B. Mullin,
Chief Financial Officer

EMPLOYEE

Patricia I. Kovacevic

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